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                                                                     EXHIBIT 5.1


January 23, 1998



Kevco, Inc. and Subsidiaries
1300 S. University Drive, Suite 200
Fort Worth, Texas 76107


Re:  Registration Statement on Form S-4 of Kevco, Inc. and subsidiaries
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Gentlemen:

We are acting as counsel for Kevco, Inc., a Texas corporation and its subsidiaries (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offer and sale of up to $105,000,000 of 10 3/8% Senior Subordinated Notes due 2007 with the related subsidiary guarantees (the "Exchange Notes") in exchange for the Company's 10 3/8% Senior Subordinated Notes due 2007 (the "144A Notes") issued in a private placement pursuant to Rule 144A under the Act, as contemplated by the Company's Registration Statement on Form S-4, which we understand is expected to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof (as amended, the "Registration Statement").

In reaching the conclusions expressed in this opinion we have examined and relied on such documents, corporate records and other instruments, including the Indenture (the "Indenture") dated as of December 1, 1997 between the Company, the Company's subsidiary guarantors and the United States Trust Company of New York, N.A. as trustee (the "Trustee") pursuant to which the Exchange Notes are to be issued, Supplemental Indentures dated as of December 1, 1997, each between the Trustee and a subsidiary of the Company that was not a party to the Indenture (the Indenture with the Supplemental Indentures are hereinafter referred to as the "Indenture"), certificates of public officials and certificates of officers of the Company, and made such further investigation and inquiry as we have deemed necessary to reach the opinions expressed herein. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

Based solely upon the foregoing, subject to the comments and exceptions hereinafter stated, it is our opinion that:
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     1.   The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company.


     2. Subject to the Registration Statement becoming effective under the Act, to the Indenture being qualified under the Trust Indenture Act of 1939, as amended, to compliance with any applicable state securities laws, and to the Exchange Notes being executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, the Exchange Notes proposed to be exchanged by the Company for the 144A Notes pursuant to the terms of the exchange offer described in the Registration Statement have been duly authorized for issuance and, when issued and delivered in exchange for the 144A Notes in accordance with the terms and provisions of the exchange offer as described in the Registration Statement and the Indenture, will be entitled to the benefits of the Indenture and will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally and (b) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


Our opinion is further subject to the qualification that certain of the waivers and remedies in the Indenture and the Exchange Notes may be unenforceable under, or may be limited by, the laws (including judicial decisions) of the State of New York and the United States. However, the unenforceability or limitation of such covenants, waivers and remedies will not, in our opinion, prevent the substantial realization by the holders thereof of the practical benefits intended to be provided by the Indenture and the Exchange Notes, except for the economic consequences of any delay that may result from such enforceability or limitation.


We express no opinion as to the laws of any jurisdiction other than the law of the state of Texas, the General Corporation Law of the State of Delaware, applicable federal laws of the United States of America and the contract law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Legal Matters." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,



/s/ Jackson Walker L.L.P.